EXHIBIT 23.4

CONSENT OF DeGOLYER AND MACNAUGHTON

We hereby consent to the use of the name of DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton as independent petroleum engineers, and to the incorporation by reference of certain estimates of proved oil and gas reserves contained in our report “Appraisal Reports as of December 31, 2007 on Certain Properties owned by Linn Energy, LLC” and our report “Appraisal Report as of December 31, 2006 on Certain Properties owned by Linn Energy, LLC” in the Registration Statement on Form S-8 of Linn Energy, LLC for the registration of units representing limited liability company interests.

DEGOLYER AND MACNAUGHTON

Dallas, Texas
June 10, 2008